                                                                   Exhibit 10.27


                              EMPLOYMENT AGREEMENT


EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 13, 1998, by and between Voxware, Inc., a Delaware corporation (the "Company"), and Bathsheba J. Malsheen, Ph.D. ("Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company wishes to employ Executive in an executive capacity and Executive is desirous of being so employed;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.   Employment, Duties and Acceptance.
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     (a) The Company hereby employs Executive for the Term (as hereinafter defined) to render services to the Company as President and Chief Executive Officer, and to perform such duties commensurate with such offices as she shall reasonably be directed by the Board of Directors (the "Board") of the Company to perform.

     (b) Executive agrees to devote her entire working time, attention and energies to the performance of the business of the Company and its Affiliates (as defined below); and Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which materially interfere with the performance of her duties hereunder, or which, even if non-interfering, may be inimical, or contrary, to the best interests of the Company and its Affiliates, except those duties or pursuits specifically authorized by the Board. As used herein, the term "Affiliate" means and includes any person, corporation or other entity controlling, controlled by or under common control with the Company. Executive shall be entitled to serve as a director on the board of directors of another company, subject to the prior written approval of the Board of Directors of the Company, and Executive may participate as a volunteer in non-profit organizations; but only to the extent that said foregoing activities do not interfere with Executive's obligations under this Paragraph 1(b) and do not interfere or conflict with Executive's other obligations, including, without limitation, under Sections 4 and 5 hereof.

     (c) The principal place of employment of Executive hereunder shall at all times during the Term be in the greater Princeton, New Jersey area or such other locations mutually acceptable to Executive and the Company.

     (d) Executive hereby accepts such employment and agrees to render the services described above.

2.   Term of Employment.
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     The term of Executive's employment under this Agreement will commence as of the date hereof (the "Effective Date") and shall end on the third anniversary hereof unless sooner terminated pursuant to Section 7 or 8 of this Agreement; provided that this Agreement shall automatically be renewed on the same terms for successive one-year terms (the initial three-year Term and, if the period of employment is so renewed such additional period(s) of employment are collectively referred to herein as the "Term") unless terminated by written notice given by either party to the other at least 90 days prior to the end of the applicable Term.

3.   Compensation and Benefits.
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     (a) Subject to the terms and conditions of this Agreement, as full compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay Executive during the Term a base salary at an annual rate of One Hundred Eighty Thousand Dollars ($180,000.00), payable in such installments as is the policy of the Company with respect to executive employees of the Company (the "Salary"). The Board of Directors will review Executive's performance and Salary annually, commencing on June 30, 1999. The Salary will be subject to increase at the discretion of the Board of Directors.

     (b) Executive may receive bonuses on such dates, in such amounts and on such other terms as may be determined by the Board in its sole discretion.

     (c) The Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by her during the Term in the performance of her services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company reasonably may require.

     (d) Executive shall be eligible under any incentive plan, stock option plan, stock award plan, bonus, participation or extra compensation plan, pension, group insurance or other so-called "fringe" benefits, if any, which the Company generally provides for its executives.

     (e) The Company shall provide to Executive, at the Company's expense, medical insurance with coverage reasonably satisfactory to Executive and the Company. In the event that the Company obtains group medical insurance covering its executives generally, the insurance provided to Executive hereunder may be provided by the Company under its group medical insurance plan covering its executives generally.

     (f) Executive shall be entitled to vacation time of 15 days per year taken, subject to fulfillment of her duties hereunder, in accordance with the vacation policy of the Company, and three personal days per year, during the Term.

     (g) Subject to the terms of this Agreement, the Company will pay reasonable rent acceptable to the Board, for an apartment for Executive in the Lawrenceville or Princeton, New Jersey area, for the Term of this Agreement. In addition and subject to the terms of this Agreement, the Company will pay the reasonable cost acceptable to the Board, to rent or lease an automobile for Executive, for the Term of this Agreement.

     (h) Unless otherwise paid for by basic insurance coverage, the Company will pay for a general medical check-up for Executive, once each year during the Term hereof, up to a cost to the Company of $2,000.00 per each check-up.

4.   Confidentiality.
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     (a) Executive shall not, during the term of this Agreement, or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than (i) as is reasonably required in the regular course of her duties, including disclosures to the Company's advisors and consultants, (ii) as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or (iii) with the prior written consent of the Board of Directors), to any person, firm or corporation, any confidential information acquired by her during the course of, or as an incident to, her employment or the rendering of services hereunder, relating to the Company or any of its subsidiaries, any client, investor, corporate partner, or joint venturer of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by the Company or its subsidiaries or, to the knowledge of Executive, by any of the other persons or entities listed above, or in which the Company or any of its subsidiaries or, to the knowledge of Executive, any of the other persons or entities listed above, has a beneficial interest. Such confidential information shall include, but shall not be limited to, business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information.

     (b) All information and documents relating to the Company and its Affiliates as hereinabove described shall be the exclusive property of the Company and upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

5.   Non-Competition.
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     Executive agrees that during the Term of her employment by the Company and for a period of one (1) year following the termination of Executive's employment hereunder (the "Non-Competitive Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any similar relationship with (collectively, a "Relationship"), any business which is engaged in development and commercialization of any technologies or products which are directly competitive with, or an emulation of, any technology or application thereof or products based thereon designed, marketed, announced, leased or sold by the Company or any of its subsidiaries, in any geographic area where, during the time of her employment, the business of the Company or any of its subsidiaries is being, had been or was actually planned to be, conducted in any manner whatsoever; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company; and provided further that Executive shall not be prohibited from having a Relationship (during the Non-Competitive Period and after termination of Executive's employment for any reason) with any subsidiary or division of any entity which does not engage or propose to engage in any of the activities from which Executive is precluded as set forth above, notwithstanding that other subsidiaries or divisions of such entity may be engaged in such activities (subject to Executive's continued compliance with her confidentiality obligations contained in Section 4); and provided further that upon termination of employment, a Relationship which would otherwise be prohibited hereunder may be approved in advance in writing by and at the sole discretion of the Board of Directors of the Company. In addition, Executive shall not, directly or indirectly, during the Non-Competitive Period, request or cause any suppliers or customers with whom the Company or any of its subsidiaries has a business relationship to cancel, reduce, modify, or terminate any such business relationship with the Company or any of its subsidiaries or solicit, interfere with or entice from the Company any employee (or former employee) of the Company.

6.   Injunction and Enforceability of Covenants.
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     (a) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4, 5 or 9 hereof, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

     (b) If any of the covenants contained in Section 4, 5 or 9 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

     (c) If any of the covenants contained in Section 4, 5 or 9 hereof, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

     (d) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 4, 5 and 9 hereof upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such other covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

     (e) The existence of any claim or cause of action by Executive against the Company or any Affiliate of the Company shall not constitute a defense to the enforcement by the Company of the covenants contained in Sections 4, 5 and 9 hereof, but such claim or cause of action shall be litigated separately.

7.   Termination by the Company.
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     (a) The Company may terminate this Agreement upon written notice to Executive if any one or more of the following shall occur:

          (1) Executive acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term "Cause" means (a) the willful and continual neglect by Executive of her duties or obligations hereunder (other than breaches of the covenants set forth in Sections 4, 5 and 9 hereof which events are governed by clause (f) below); provided such neglect remains uncured for a period of 30 days after written notice describing the same is given to the Executive; provided, that isolated or insubstantial failures shall not constitute Cause hereunder, (b) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries, (c) Executive's performance of any act or her failure to act, for which if Executive were prosecuted and convicted, a crime or offense involving money or property of the Company or any of its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred, (d) any attempt by Executive to improperly secure any personal profit in connection with the business of the Company or any of its subsidiaries, (e) chronic alcoholism or drug addiction or
(f) any breach by Executive of the terms of Section 4, 5 or 9 of this Agreement; provided such breach continues uncured for 10 days after written notice of such
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breach is given by the Company to Executive.

          (2) The Board of Directors shall determine that Executive's performance of her duties has not been fully satisfactory for any reason which would not constitute Cause (as defined above) (and other than disability or death) upon thirty (30) days' prior written notice to Executive.

     (b) Executive's employment shall terminate upon:

          (1) Executive's death during the Term; provided, however, that
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Executive's legal representatives shall be entitled to receive her Salary through the last day of the month in which her death occurs.

          (2) Executive shall become physically or mentally disabled so that she is unable substantially to perform her services hereunder for (a) a period of 60 consecutive days, or (b) for shorter periods aggregating 120 days during any twelve-month period during the Term. Notwithstanding such disability the Company shall continue to pay Executive her Salary through the date of such termination.

     (c) Upon any termination of Executive's employment hereunder for any reason, with or without Cause, whether by the Company or by Executive, Executive shall be deemed to have resigned from all positions as an officer and/or director of the Company and any of its subsidiaries.

     (d) All determinations of Cause, termination or nonrenewal pursuant to
Section 2 hereof or this Section 7 shall be made by the vote of a majority of the entire Board of Directors.

     (e) In the event that Executive's employment is terminated by the Company at any time under paragraph 7(a)(2) above, the Company shall: (i) pay Executive for a period of twelve (12) months following the date of termination of employment (such period being hereinafter referred to as the "Severance Period") her Salary at the then current rate, payable in such installments as the Company customarily pays Executive, which amount shall be in lieu of any and all other payments due and owing to the Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 3(d) hereof), and (ii) continue to allow Executive to participate during the Severance Period, at the Company's expense (except to the extent that Executive shared such expense prior to termination of employment), in the Company's health insurance and disability insurance programs, if any, to the extent permitted under such programs. Any payments received by Executive from employment with another employer or from any consulting position taken during the Severance Period (including, without limitation, salaries, fees, commissions and bonuses) shall reduce, but not below zero, the amount payable by the Company to Executive pursuant to this paragraph 7(e); provided, that, in no event shall Executive be required to return to the Company any amounts previously paid to Executive pursuant to this paragraph 7(e). Notwithstanding the foregoing, Executive shall be permitted to perform consulting services for up to an aggregate of 20 days during the Severance Period, subject to the restrictions of Section 5 above and the other provisions hereof, provided that Executive shall promptly remit or cause to be remitted, forty percent (40%) of any cash amounts received or receivable by Executive with respect to such consulting services (whether received during or after the Severance

Period) to the Company as an offset to the payments during the Severance Period (provided that such offset shall not reduce the aggregate payments during the Severance Period below zero). Executive shall notify the Company prior to accepting any employment or a consulting position during the Severance Period.

     (f) Upon termination of Executive's employment hereunder, Executive shall be entitled to: (1) remain in the apartment referenced in Paragraph 1(g), for up to four (4) weeks after the termination date; and (2) continue to use the automobile referenced in Paragraph 1(g), for up to four (4) weeks after the termination date. In addition, in the event of termination of Executive's employment, Company shall pay the reasonable expense of: (1) transportation of Executive from the apartment to a local airport; (2) Executive's one-way return flight to San Francisco, California (business class); (3) transportation from the airport in San Francisco, California to Executive's home at the address provided in Section 13 (Notices); and (4) the transporting of Executive's personal belongings from the apartment referenced in Paragraph 1(g), to Executive's home at the address provided in Section 13 (Notices) up to a cost to the Company of Ten Thousand Dollars ($10,000.00).

8.   Termination by Executive.
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     Executive may terminate this Agreement on written notice to the Company if any one or more of the following shall occur:

          (1) a material breach of the terms of this Agreement by the Company and such breach continues uncured for 30 days after written notice of such breach is first given;

          (2) a material breach by the Company of any other material agreement with Executive and such breach continues for 30 days after written notice of such breach is first given.

9.   Inventions Discovered by Executive.
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     Executive shall promptly disclose to the Company or any persons designated by it all improvements, inventions, formulae, processes, techniques, know-how, data, discoveries, or methods or other intellectual property, whether or not patentable, whether or not copyrightable, in the Company's Field of Interest (collectively, "Inventions") made, conceived, reduced to practice or learned by Executive, either alone or jointly with others, while performing service hereunder which are related to or useful in the business of the Company, or result from tasks assigned Executive by the Company, or result from use of premises or equipment owned, leased or contracted for by the Company. Executive hereby assigns to the Company all of her right, title and interest in and to any such Inventions. During and after the Term, Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents and copyrights in any and all countries on such Inventions. Executive hereby irrevocably designates the Counsel to the Company as her agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. As used herein, the term "Company's Field of Interest" means the businesses of the Company as described in the Company's Annual Report on Form 10-K, for the fiscal year ended June 30, 1997, filed with the Securities and Exchange Commission on September 29, 1997, and as determined from time to time by the Board of Directors and in subsequent disclosures during the Executive's employment hereunder. This Section 9 shall survive the termination of this Agreement.

10.  Indemnification.
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     The Company shall indemnify Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by her in connection with any action, suit or proceeding to which she may be made a party by reason of her being an officer, director or employee of the Company or of any subsidiary or Affiliate of the Company.

11.  Representations and Agreements of Executive.
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     (a) Executive represents and warrants that she is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of her duties hereunder.

     (b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company's obtaining life insurance on the life of Executive, if the Company so desires, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

12.  Arbitration.
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     Any controversy or claim arising out of or relating to this Agreement or the breach thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 4, 5 and 9 hereof, and the Company's pursuit of the remedies described in Section 6 hereof in connection therewith) shall be settled by arbitration in the City of New York, in accordance with the rules then existing of the American Arbitration Association (three arbitrators), and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall be free to pursue any remedy before the arbitration tribunal that they shall be otherwise permitted to pursue in a court of competent jurisdiction. The award of the arbitrators shall be final and binding.

13.  Notices.
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     All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested and received), telecopy (confirmed receipt by return fax from the receiving party) or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

          If to the Company:

               Voxware, Inc.
               305 College Road East
               Princeton, New Jersey 08540
               Attention:  Chairman of the Board

               Fax: (609) 514-4101


          If to Executive:

               Bathsheba J. Malsheen, Ph.D.
               195 Duboce Avenue
               San Francisco, California 94103
               Fax:

14.  General.
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     (a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed entirely in New York.

     (b) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     (c) This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, or any one or more or continuing waivers of any such breach, shall constitute a waiver of the breach of any other term or covenant contained in this Agreement.

     (d) This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VOXWARE, INC.


/s/  Andrew Fillat


Signature


Andrew Fillat, Chairman


Print Name and Title




Bathsheba J. Malsheen, Ph.D.


/s/ Bathsheba J. Malsheen



Signature